Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

sonic Announces financing transaction

OKLAHOMA CITY (March 29, 2016) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced that certain of its subsidiaries intend to complete a financing transaction, which will include prepaying the 2011-1 Senior Secured Fixed Rate Notes (“2011 Notes”) with proceeds from the sale of a new series of securitized debt, as well as refinancing the 2011-1 Variable Funding Senior Secured Notes, Class A-1 (“the 2011 VFN”).

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The last refinancing occurred in July 2013 with the issuance of $155 million of 2013-1 Senior Secured Fixed Rate Notes (the “2013 Notes”) and the repayment of approximately $155 million of the 2011 Notes.

•	At the end of the second quarter of 2016, there was approximately $268 million in outstanding principal on the 2011 Notes.
•	Sonic’s subsidiaries intend to issue approximately $425 million of new fixed rate notes (the “2016 Notes”) and use part of the proceeds to retire the 2011 Notes.
•	Sonic’s subsidiaries also expect to enter into a new $150 million variable funding note facility, which will replace its existing $100 million facility under the 2011 VFN.

The consummation of the offering is subject to market and other conditions and is anticipated to close in the fiscal third quarter of 2016. However, there can be no assurance that the Company’s subsidiaries will be able to successfully complete the refinancing transaction, either on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the new fixed rate notes or any other security. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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